Exhibit 10.18

Senior Management LTIP Award Agreement

CENTURI GROUP AWARD AGREEMENT

UNDER THE CENTURI GROUP, INC. EXECUTIVE DEFERRED COMPENSATION PLAN AND THE CENTURI GROUP, INC. LONG-TERM INCENTIVE PLAN

This Award Agreement (“Award Agreement”) is dated as of August 4, 2022, by and between Centuri Group, Inc., (the “Company” or “Centuri”), Southwest Gas Holdings, Inc. (“SWX”), and Gregory Izenstark (“Grantee”), pursuant to the Company’s Executive Deferred Compensation Plan (“EDCP”) and the Centuri Long-Term Incentive Plan (“LTIP”) (collectively, the “Plans” and individually a “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plans, and the Plans are incorporated by reference into this Award Agreement.

Overview of Your Long-Term Incentive Cash Award Opportunity

Long-Term Incentive Cash Award: $101,500

Performance Period: January 1, 2022 to December 31, 2024

1. Long-Term Incentive Cash Award.

Grantee’s long-term incentive amount is 35% of base salary, payable in cash.

2. Vesting in Cash Award.

Vesting of the long-term incentive cash award takes place on the SWX Board approved, LTIP specified, date in the year immediately following the end of the Performance Period.

3. Forfeiture of Cash Award.

As provided in the LTIP, cash awards shall be forfeited if, prior to the vesting date described in Section 2 above, the Grantee has experienced a Termination for any reason other than as described below in Section 4. The Grantee shall execute any documents reasonably requested by the Company in connection with such forfeiture. Upon any forfeiture, all rights of the Grantee with respect to the forfeited cash awards shall cease and terminate, without any further obligation on the part of the Company or SWX.

The Company and SWX currently anticipate a spin-off, sale or other transaction to occur during the Performance Period whereby Centuri would no longer be a subsidiary of SWX. In the event the anticipated transaction is a public spin-off, it shall not be considered a “Change in Control” as that term is defined in the LTIP.

4. Accelerated Vesting in Cash Award.

In the event of Grantee’s death, Termination due to Disability or Retirement, accelerated vesting and proration of the LTIP awards shall be as described in the LTIP. Notwithstanding LTIP provisions to the contrary, in the event of an employer-initiated involuntary Separation from Service following a Change in Control, the LTIP awards shall be subject to accelerated vesting and shall not be subject to proration based on actual months of service; provided that the Change in Control benefit provided under this Award Agreement will be in effect for the longer of six months following a Change in Control or the period of time Change in Control Benefits are provided in the Participant’s Employment Agreement, if any. In the event of an employer-initiated involuntary Separation from Service Without Cause occurring after the end of the Change in Control benefit provided in this Award Agreement or the Participant’s Employment Agreement, and before the end of the Performance Period, the LTIP awards shall be subject to accelerated pro-rata vesting based on actual full months of service.

Senior Management LTIP Award Agreement

For purposes of this Agreement and except for a public spin-off transaction not being a Change in Control, the term “Termination” shall have the same meaning as the term “Separation From Service” in the LTIP and the terms “Disability,” “Retirement” and “Change in Control” shall have the meaning given to such terms in the LTIP. “Separation from Service Without Cause” shall mean termination of employment for any reason other than death, disability, retirement or for “Cause”, as defined in the Participant’s Employment Agreement, if any. If the Participant does not have an employment agreement, “Cause” means any one or more of the following: (a) the Participant’s negligence in the performance of, intentional nonperformance of, or inattention to the Participant’s material duties and responsibilities, any of which continue for five (5) business days after receipt of written notice of need to cure the same; (b) the Participant’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (c) the violation by the Participant of any of the Company policies or procedures, which violation is not cured by the Participant within five (5) business days after the Participant has been given written notice thereof; (d) a conviction of, a plea of nolo contendere, a guilty plea, or confession by the Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude; (e) the Participant’s use of illegal substances or habitual drunkenness; (f) the breach by the Participant of the Participant’s employment or other service agreement if the Participant does not cure such breach within five (5) business days after the Participant has been given written notice thereof; or (g) a breach by the Participant of the non-solicitation, non-compete, and confidentiality requirements set forth in Section 3.12 of the LTIP.

5. Distribution of Cash Award.

Provided that the Grantee has complied with the non-solicitation, non-compete, and confidentiality requirements described in the LTIP (and subject to either (a) any EDCP election by the Grantee to defer payment of all or part of the cash award, or (b) any applicable distribution requirement of Section 409A of the Internal Revenue Code), Grantee shall receive a distribution of the vested portion, if any, of Grantee’s cash award for the Performance Period during the 6 calendar month period following the end of the Performance Period.

6. Administration.

This Award Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plans. Any inconsistency between this Award Agreement and the Plans shall be resolved in favor of the Plans, except with regard to the Change in Control provisions that have been modified by this Award Agreement and therefore are controlled by this Award Agreement.

7. Miscellaneous.

(a) Nothing in this Award Agreement or the Plans shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company.

(b) Subject to applicable law, each of the Plans may be terminated, amended, or modified as prescribed in such Plan; provided, however, that no such termination, amendment, or modification of the Plans may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent. The terms of this Agreement shall be administered and interpreted by the Company’s Compensation Committee (“Committee”) pursuant to the administrative powers given to it by the LTIP; accordingly, the Committee may interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement.

Senior Management LTIP Award Agreement

(c) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Award Agreement or the Plans to the substantive law of another jurisdiction.

Grantee acknowledges that this Award Agreement and the Plans set forth the entire understanding between Grantee and the Company regarding the Grantee’s LTIP award for the Performance Period. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plans in their entirety.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Karen S. Haller
Karen S. Haller, President and Chief Executive Officer

CENTURI GROUP, INC.

By:	/s/ Paul M. Daily Paul M. Daily, President and Chief Executive Officer

GRANTEE

By:	/s/ Gregory Izenstark
Gregory Izenstark

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